Exhibit 2.4.1

QBI Amendments

This Amendment is entered into by and between Health Sciences Group, Inc.  a Colorado Corporation (“HESG”), Quality Botanical Ingredients, Inc., a New Jersey Corporation, currently renamed AAA Health Products, Inc. (“Seller”), Corrola, Inc. a New Jersey Corporation (“Corrola”) and Joseph R. Schortz (“Schortz”) with respect to the following:

Reference is made to that certain Asset Purchase Agreement dated as of November 30, 2002, as amended through January 31, 2003, between Quality Botanical Ingredients, Inc,. a Delaware Corporation therein referred to as “Purchaser,” HESG, Seller, Corrola and Schortz (Corrola and Schortz are referred to therein as the “Shareholders”); and

Pursuant to the Asset Purchase Agreement, Schortz and Purchaser also executed, inter alia, an Employment Agreement, a Non-Competition and Confidentiality Agreement and a Lock-Up Agreement, all of which the parties thereto desire to amend as set forth below:

AMENDMENTS TO EMPLOYMENT AGREEMENT

Cancellation of 50,000 shares issued pursuant to Employment Agreement.  Section 2.2 of the Employment Agreement provided for the issuance to Schortz of shares of HESG common stock as described therein.  The parties hereto hereby agree that 50,000 of such shares shall be cancelled effective immediately.  The cancellation of the 50,000 shares shall be implemented as follows.  6,033 shares (the certificate for which is in the possession of HESG) shall be cancelled by HESG.  As to the balance of 43,967 shares, Seller will irrevocably instruct Public Securities to deliver to HESG such 43,967 shares standing in the name of Seller, for cancellation by HESG.  Seller hereby grants a power of attorney, coupled with an interest to HESG to execute any and all stock powers, endorsements or any other documentation necessary to cancel the 6,033 shares and the 43,967 shares comprising the 50,000 shares of HESG to be cancelled pursuant hereto.

AMENDMENTS RELATING TO ASSET PURCHASE AGREEMENT

Lease Cancellation

Section 1.5 of the Asset Purchase Agreement provided for a lease amendment and assignment agreement with Seller and MRA Associates, LLC with respect to the real property referenced therein.  Schortz hereby agrees to use his best efforts to prevail upon MRA Associates, LLC to allow HESG to cancel the lease upon being informed in writing by HESG that HESG has determined to relocate the facility which is the subject of the lease.

Reduction of Additional Shares

Section 2.3 of the Asset Purchase Agreement entitled “Payment of Purchase Price,” at subparagraph (c)(ii) provides for the issuance of “Additional Shares,” as defined therein, in amount equal to the lesser of (A) 1,250,000 shares and (B) the amount determined pursuant to the formula set forth in such subsection.  The parties to the Asset Purchase Agreement hereby agree that the amount of Additional Shares amount shall be reduced to the lesser of (A) 750,000 shares or (B) the amount determined pursuant to the formula set forth in such subparagraph 2.3(c)(ii) of the Asset Purchase Agreement.

Amendment to Non-Competition and Confidentiality Agreement

Paragraph 5 of the Non-Competition and Confidentiality Agreement provides that as consideration for the covenants and agreements made by Schortz in the Non-Competition and Confidentiality Agreement, Quality Botanical Ingredients, Inc., a Delaware Corporation shall pay Schortz a total of $450,000, in thirty-six (36) equal monthly installments of $12,500.00 commencing on the Closing Date set forth therein.  The parties to the Non-Competition and Confidentiality Agreement hereby agree that the $450,000 sum shall be reduced by $50,000 and that the reduction will be implemented during the twelve (12) month period starting September 1, 2003 and ending on August 31, 2004 by reducing the monthly payments during such period from $12,500 per month to $8,333.33 per month.

Amendment to Lock-Up Agreement

In addition to the provisions set forth in the Lock-Up Agreement, it is agreed that the HESG shares issued or issuable to the Shareholders pursuant to the Asset Purchase Agreement, except for shares subject to the Holdback as therein defined and deposited in escrow, shall be locked-up until February 21, 2006, meaning such shares can not be sold or transferred, except to Permitted Transferees as therein defined, without the written consent of HESG.

In witness whereof, the parties have executed this agreement effective as of September 26, 2003.

Quality Botanical Ingredients, Inc.

a Delaware Corporation

By:  __________________________________

Name:  __________________________

Title:  ____________________________

Health Sciences Group, Inc.

By:  __________________________________

Name:  __________________________

Title:  ____________________________

Quality Botanical Ingredients, Inc., a

New Jersey Corporation, currently

Renamed AAA Health Products, Inc.

By:  __________________________________

Name:  __________________________

Title:  ____________________________

  Joseph R. Schortz

Corrola, Inc.

By:

Name:

Title: